UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

Filed by the Registrant   ☐

Filed by a Party other than the Registrant  ☒

Check the appropriate box:

☐           Preliminary Proxy Statement

☐           Confidential, for Use of the Commission Only (as permitted by Rule14a-6(e)(2))

☐           Definitive Proxy Statement

☒          Definitive Additional Materials

☐           Soliciting Material Under Rule 14a-12

DENNY’S CORPORATION
(Name of Registrant as Specified in Its Charter)

OAK STREET CAPITAL MASTER FUND, LTD.
OAK STREET CAPITAL MANAGEMENT, LLC
DAVID MAKULA
PATRICK WALSH
DASH ACQUISITIONS LLC
JONATHAN DASH
SOUNDPOST CAPITAL, LP
SOUNDPOST CAPITAL OFFSHORE, LTD.
SOUNDPOST ADVISORS, LLC
SOUNDPOST PARTNERS, LP
SOUNDPOST INVESTMENTS, LLC
JAIME LESTER
LYRICAL OPPORTUNITY PARTNERS II, L.P.
LYRICAL OPPORTUNITY PARTNERS II, LTD.
LYRICAL OPPORTUNITY PARTNERS II GP, L.P.
LYRICAL CORP III, LLC
LYRICAL PARTNERS, L.P.
LYRICAL CORP I, LLC
JEFFREY KESWIN
MURANO PARTNERS LP
MURANO CAPITAL LLC
MURANO HOLDINGS, LLC
MURANO GROUP LLC
JAY THOMSON
TONY C. LAI
PATRICK H. ARBOR

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒          No fee required.

☐           Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)           Title of each class of securities to which transaction applies:

(2)           Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)           Proposed maximum aggregate value of transaction:

(5)           Total fee paid:

☐           Fee paid previously with preliminary materials:

☐           Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)           Amount previously paid:

(2)           Form, Schedule or Registration Statement No.:

(3)           Filing Party:

(4)           Date Filed:

2

The Committee to Enhance Denny’s (the “Committee”), together with the other Participants named herein, is filing materials contained in this Schedule 14A with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for the election of its slate of director nominees at the 2010 annual meeting of stockholders (the “Annual Meeting”) of Denny’s Corporation.  The Committee has made a definitive filing with the SEC of a proxy statement and accompanying GOLD proxy card to be used to solicit votes for the election of its slate of director nominees at the Annual Meeting.

Item 1: On May 11, 2010, the Committee issued the following press release.  The press release has also been posted to www.enhancedennys.com:

The Committee to Enhance Denny's Comments on Denny's Lackluster First Quarter Financial Results

Denny's Same Store Sales Decline of -6.1% and Guest Traffic Decline of -5.6% Highlight Urgent Need for Changes to Board

Companies: Denny's Corp.
Topics:  Earnings

Press Release Source: The Committee to Enhance Denny's On Tuesday May 11, 2010, 8:00 am EDT

CHICAGO, May 11 /PRNewswire/ -- The Committee to Enhance Denny's commented on Denny's Corporation (Nasdaq:DENN - News) first quarter 2010 financial results released yesterday.  The Committee finds Denny's first quarter results to be entirely unacceptable and we urge shareholders to hold the board accountable by voting for all three of the Committee's highly qualified nominees on the GOLD proxy card.

Denny's same store sales declined by -6.1% and its same store guest traffic declined by -5.6% for the quarter.  These critical performance metrics place Denny's near the bottom of its peer group for the first quarter.  Denny's closest competitor, International House of Pancakes, reported same store sales declines of only -0.4%.  Shareholders must hold Denny's board accountable for the performance gap between these two closely related concepts and Denny's underperformance relative to its peer group more broadly.

When evaluating Denny's performance during the quarter, we encourage shareholders to consider that these dismal sales results were achieved despite spending $8.5 million on three Super Bowl Ads in February 2010.  The board and management should have known that these ads were bound to be ineffective based on the results of the one Super Bowl Ad the board and management ran in February 2009.  Nevertheless, the board and management pursued the same marketing strategy and in fact, by running three Super Bowl Ads this year, they tripled down on an ineffective promotion, wasting precious marketing dollars.

Co-chairman of the Committee, David Makula commented: "The board and management have yet to demonstrate that they can effectively turn around the negative comparable sales and guest traffic trends that they themselves have created.  The Super Bowl Ad provides only the most recent example.  By following the same failed marketing strategies of a year ago, the Committee is not surprised by Denny's failure to improve upon its negative guest traffic and same store sales trends.  If these trends are allowed to continue, shareholders are at risk of significant restaurant closures in the near future.  Furthermore, we believe management's reiteration of its weak annual guidance during yesterday's earnings call sends a strong message to shareholders that Denny's latest marketing attempt, the "$2-$4-$6-$8" promotion, is not gaining significant traction with consumers."

"ISS / RiskMetrics Group, the nation's leading proxy advisory firm, has also recognized the substantial operational issues and underperformance at Denny's and supports change to the Denny's board.  We encourage shareholders to vote the GOLD proxy card for all three of our highly qualified nominees - Patrick H. Arbor, Jonathan Dash and David Makula.  As one of Denny's largest shareholders, the Committee's interests are closely aligned with other shareholders.  If our nominees are elected, they will work with the remaining board members to maximize shareholder value."

VOTE THE GOLD PROXY CARD TODAY

The Committee urges shareholders to vote the GOLD proxy card and NOT to sign any white proxy card sent to you by Denny's.  Even if you have sent a white proxy card to Denny's, you have every right to change your vote.  You may revoke that proxy and vote FOR the Committee's nominees - Patrick H. Arbor, Jonathan Dash and David Makula - by signing, dating and mailing a later dated GOLD proxy card.

Your vote is important, no matter how many or how few shares you own.  If you have any questions or need any assistance voting your shares, please do not hesitate to contact the Committee's proxy solicitor, MacKenzie Partners, Inc., by toll-free telephone at 800-322-2885, collect at 212-929-5500 or by e-mail at enhancedennys@mackenziepartners.com.

Item 2: Changes were made to the following web page of www.enhancedennys.com:

Press Releases

o  Record Date Press Release Dated March 9, 2010 [PDF]

o  Preliminary Proxy Press Release Dated March 16, 2010 [PDF]

o  Shareholder Letter Press Release Dated April 13, 2010 [PDF]

o  Press Release Dated April 14, 2010 [PDF]

o  Press Release Dated April 20, 2010 [PDF]

o  Press Release Dated April 30, 2010 [PDF]

o  Press Release Dated May 4, 2010 [PDF]

o  Press Release Dated May 7, 2010 [PDF]

o  Press Release Dated May 10, 2010 [PDF]]

o  Press Release Dated May 11, 2010 [PDF]]